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                                                                   EXHIBIT 10.35


                        CONTRACT MANUFACTURING AGREEMENT


                                     BETWEEN


                            THE DOW CHEMICAL COMPANY


                                       AND


                          GELTEX PHARMACEUTICALS, INC.



[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.




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                                Table of Contents

ARTICLES                                                                PAGE
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
ARTICLE 1 - DEFINITIONS...................................................1
ARTICLE 2 - PURPOSE.......................................................4
ARTICLE 3 - TERM..........................................................4
ARTICLE 4 - QUALITY.......................................................5
ARTICLE 5 - QUANTITIES....................................................6
ARTICLE 6 - PRICES FOR PRODUCT............................................8
ARTICLE 7 - DELIVERY, TITLE, TRANSPORTATION...............................9
ARTICLE 8 - INVOICES AND PAYMENT..........................................9
ARTICLE 9 - LIMITED WARRANTY..............................................9
ARTICLE 10 - DISCLAIMER OF WARRANTIES.....................................9
ARTICLE 11 - INSPECTION AND NOTICE OF CLAIMS..............................10
ARTICLE 12 - LIMITATION OF REMEDIES AND LIABILITY.........................10
ARTICLE 13 - INTELLECTUAL PROPERTY........................................10
ARTICLE 14 - INDEMNITY....................................................12
ARTICLE 15 - INSURANCE....................................................13
ARTICLE 16 - DOW FACILITY.................................................14
ARTICLE 17 - PRODUCT STEWARDSHIP..........................................14
ARTICLE 18 - FORCE MAJEURE................................................15
ARTICLE 19 - EARLY TERMINATION............................................15
ARTICLE 20 - ASSIGNMENT...................................................16
ARTICLE 21 - NOTICE.......................................................16
ARTICLE 22 - PLANT VISITS.................................................17
ARTICLE 23 - CONFIDENTIALITY OF INFORMATION...............................18
ARTICLE 24 - EXPORT CONTROL OF TECHNICAL DATA.............................19
ARTICLE 25 - TAXES........................................................19
ARTICLE 26 - INDEPENDENT CONTRACTOR.......................................19
ARTICLE 27 - SEVERABILITY.................................................19
ARTICLE 28 - NON-WAIVER OF DEFAULTS.......................................20
ARTICLE 29 - CREDIT.......................................................20

                                       -i-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                        CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement, effective September 14, 2001, (the "Effective Date"), is between THE DOW CHEMICAL COMPANY, a Delaware corporation ("DOW"), and GELTEX PHARMACEUTICALS, INC., a Massachusetts corporation ("GELTEX"). In consideration of the mutual covenants set forth in this Agreement, DOW and GELTEX agree as follows:

ARTICLE 1 - DEFINITIONS

"AFFILIATE" as used in this Agreement with respect to one party, means any company controlling, controlled by or under common control with such party. For the purpose of this definition, a company shall be deemed to control another company when it owns, directly or indirectly, more than 50% of the voting stock of (or similar interest in) the latter.

"AGREEMENT" means this Contract Manufacturing Agreement, as may be amended from time to time according to Article 33, and any Schedules to this Agreement. The terms and conditions of this Agreement shall control over any terms and conditions included in documents used by GELTEX, or its Affiliates to order Product, or by DOW in accepting or confirming orders. Any term or condition on a purchase order, acceptance or any other document which is not in accordance with this Agreement is invalid.

"ANALYTICAL INFORMATION" means the technology and data existing as of the effective date of the Original Agreement which was developed by, or was owned or possessed by GELTEX, as of the effective date of the Original Agreement for the manufacture of Product [**]. Analytical Information shall not include any technology or data developed or acquired by GELTEX or any of its Affiliates after the effective day of the Original Agreement.

"CALENDAR YEAR" means a twelve (12) month period commencing January 1.

"CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 6901 et seq.

"CLAIM(S)" means any legal or equitable causes of action (including but not limited to negligence; strict liability; other tort; express or implied warranty, indemnity or contract; contribution; or subrogation) related to or arising out of the performance or nonperformance of this Agreement.

"DOW FACILITY" means DOW's multi-purpose manufacturing facility located in Midland, Michigan.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

"DOW KNOW-HOW" means DOW's proprietary business and technical information concerning products and the processes used to manufacture products, including, but not limited to: (a) production forecasts; (b) product, raw material, packaging and equipment specifications and samples; (c) process and manufacturing information consisting of descriptions, NDAs and other pertinent documents concerning methods, formulae and standards for the manufacture of products; (d) quality control information and data; (e) analytical procedures and data; and (f) performance test data.

"DRUG MASTER FILE" or "DMF" has the meaning assigned in 21 Code of Federal Regulations Section 314.420, et seq.

"EFFECTIVE DATE" means the date stated above.

"EMEA" means the European Medicines Evaluation Agency.

"EXTENSION AGREEMENT" means that Contract Manufacturing Agreement Amendment entered into between DOW and GELTEX on February 28, 2001.

"FDA" means the United States Food and Drug Administration.

"FFDCA" means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq.

"FORCE MAJEURE EVENT" means any event beyond the reasonable control of the party affected which significantly interferes with the production, supply, transportation, consumption or Waste disposal practice of the party at the time respecting the Product covered by this Agreement, or the inability to obtain on terms reasonably deemed by DOW to be practicable any supplies, parts or raw material (including energy or other utilities) used in connection therewith, such as any accident, mechanical breakdown of facilities, fire, flood, strike, labor trouble, riot, revolt, war, drought, inability to meet governmental environmental waste disposal standards, action of governmental authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), acts of God, or other similar types of contingencies.

"GMPS" means current Good Manufacturing Practices as defined in FFDCA and related regulations.

"IND(S)" means an Investigational New Drug as defined in FFDCA and related regulations.

"KG" means kilograms.

"MONTH(S)" means a calendar month commencing on the first day of a month.

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"MT" means metric tons.

"NDA(S)" means a New Drug Application as defined in FFDCA and related regulations.

"OPERATING GUIDELINES" means a description of the process for the manufacture of the Product as contained in the Drug Master File maintained by DOW.

"ORIGINAL AGREEMENT" means that Contract Manufacturing Agreement effective as of April 21, 1997 entered into between GELTEX and DOW, as amended by that certain letter dated December 7, 1998 from DOW to GELTEX, and the Extension Agreement.

[**]

"PRICE" means the charge for the contract manufacturing of the Product in United States dollars as calculated in Article 6.

"PRODUCT" means sevelamer hydrochloride, which is a bulk non-systemic drug substance used to lower phosphate levels in dialysis patients, manufactured by DOW for GELTEX or its Affiliates. Over time the parties may agree to add additional items to the Product list according to Section 5.4.

"PROPRIETARY INFORMATION" means confidential information disclosed or developed pursuant to the terms of this Agreement.

"QUARTER" means three consecutive Months commencing January 1, April 1, July 1 or October 1.

"RCRA" means the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

"RESEARCH SERVICE AGREEMENT" means the Research Service Agreement dated September 1, 1996, as amended, between DOW and GELTEX

"SPECIFICATION(S)" means the agreed-to specifications for the Product as fully described in Schedule 1. The Specifications may be amended from time to time upon the mutual written agreement of DOW and GELTEX.

"WASTE(S)" means "hazardous substance which is disposed or released" as defined in CERCLA, and "waste" as defined in RCRA and includes waste of any kind including, without limitation, both routine process waste and by-products which are disposed.

"WORK DAY" means each day of the week excluding Saturday, Sunday and any public holiday.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 2 - PURPOSE

2.1 DOW agrees to manufacture and sell Product to GELTEX, or its Affiliates, as directed by GELTEX, and GELTEX agrees that it, or its Affiliates will purchase and receive Product from DOW, pursuant to the terms and conditions stated in this Agreement. DOW's manufacturing responsibilities are:

       (a) unloading, handling and storing raw materials and packaging materials at the DOW Facility;

       (b)   manufacturing Product;

       (c) collecting and retaining for three (3) years lot samples of the Product;

       (d)   packaging Product;

       (e)   handling and storing bulk and packaged Product;

       (f)   preparing Product for shipment;

       (g)   making the Product available to a common carrier;

       (h) keeping records and reporting to GELTEX and applicable governmental agencies;

       (i) handling, storing, treating, and disposing of Wastes generated by DOW in DOW's performance of this Agreement; and

       (j) compliance with all applicable laws and regulations regarding the manufacture of the Product, including, but limited to, current GMPs.

2.2 GELTEX recognizes and agrees that the ability of DOW to manufacture Product pursuant to this Agreement depends upon a continuous supply to DOW of [**]. GELTEX shall provide or make available to DOW a steady supply of [**] sufficient for the manufacture of the quantity of Products requested by GELTEX.

ARTICLE 3 - TERM

3.1 The term of this Agreement is for an initial term from the Effective Date until December 31, 2003. Thereafter, this Agreement automatically shall continue for successive periods of one (1) year, unless terminated by either party as set forth below.

3.2 DOW shall have the right to terminate this Agreement by providing written notice of its desire to do so to GELTEX. However, any such notice of termination provided by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

DOW to GELTEX (i) shall not have an effective date of termination prior to December 31, 2003, and (ii) shall not have an effective date of termination that is less than twelve (12) months from the date such notice is delivered to GELTEX. In addition, this Agreement shall terminate upon the failure of GELTEX to provide for a continuous supply of [**] for a period of ninety (90) days pursuant to Section 2.2 in sufficient quantities for the manufacture of Product.

3.3 GELTEX shall have the right to terminate this Agreement by providing written notice of its desire to do so to DOW. However, any such notice of termination provided by GELTEX to DOW (i) shall not have an effective date of termination prior to December 31, 2003, and (ii) shall not have an effective date of termination that is less than six (6) months from the date such notice is delivered to DOW.

ARTICLE 4 - QUALITY

4.1 The manufacturing process for the Product shall conform to the process set forth in the Operating Guidelines. DOW may amend the Operating Guidelines from time to time in the event that (i) the FDA or any other applicable heath ministry has approved such change; (ii) the FDA or any other applicable health ministry has permitted the time to provide notice of objection to the change to lapse or (iii) the change consists of a category of changes that the FDA or applicable health ministry has approved for immediate distribution upon receipt by such agency of the notice of change.

4.2 DOW shall test or cause to be tested each batch of Product as specified in the Specifications before shipment to GELTEX or its designee for compliance with the Specifications. The completeness and accuracy of the Specifications are solely GELTEX's responsibility. DOW shall retain a sample of each batch tested for three (3) years from the date of shipment; however, GELTEX is responsible for retaining GELTEX's own samples for FDA purposes. For each batch shipped, DOW shall prepare a certificate of analysis setting forth the items tested, the Specifications and test results and forward the certificates to GELTEX, or its designee, at the time the Product is shipped.

4.3 DOW shall label the Product as specified by GELTEX. GELTEX shall procure all registrations, permits and licenses with respect to packaging, labeling and Specifications of the Product and use of the Product at GELTEX's expense. Without limiting the forgoing, GELTEX shall file with the FDA, in GELTEX's own name, all INDs and NDAs required for Product. DOW shall be responsible for filing the DMF and ensuring that the DMF meets the requirements of the FDA and the EMEA. In addition, DOW shall be responsible for filing a DMF, or its equivalent, that meets the requirements of the applicable regulatory authority in Canada, Brazil and any other country or territory into which Product will be sold by GELTEX, or its Affiliates, following the mutual agreement of DOW and GELTEX.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 5 - EXPANSION AND QUANTITIES

5.1    (a)   Upon expanding the annual capability to manufacture Product at the
DOW Facility from [**] to [**], and subject to the provisions of Section
5.1(b) hereof, DOW shall maintain an annual Product manufacturing capacity level at the DOW Facility of [**].

(b) DOW and GELTEX have agreed to a target date of January 31, 2002 for completion of the expansion of the annual capacity of the DOW Facility. However, the parties acknowledge that this is only a target date, and DOW agrees that on or before October 5, 2001, it shall provide GELTEX with written notice of its commitment of the actual date by which DOW shall have completed the expansion of the annual capacity of the DOW Facility and shall have a qualified facility capable of producing Product at an annual capacity rate of [**]. The parties agree that the date to be provided by DOW in such notice shall be no later than March 31, 2002. Subject to the provisions set forth below in this Section 5.1(b), GELTEX shall incur all capital costs for the [**] expansion to the manufacturing capacity of the DOW Facility for the manufacture of Product. The capital cost is estimated to be [**]. If the capital requirements for the construction and expansion of the DOW Facility exceed the estimated capital expenditure, then DOW shall bear any such excess costs above [**].

DOW and GELTEX further understand and agree that the capital expenditure discussed above is required in order to purchase equipment to be used by DOW to satisfy its obligations to GELTEX for the manufacture of Product under this Agreement. DOW shall not incur any costs for which GELTEX will be required to make a capital expenditure without the prior written consent of GELTEX. DOW and GELTEX mutually will agree on the project scope and the list of major equipment to be purchased. All equipment purchased by DOW on behalf of GELTEX and charged to GELTEX as a capital expenditure will be owned by GELTEX and leased by GELTEX to DOW in accordance with the terms of an amendment to the equipment lease between GELTEX and DOW and dated April 22, 1997.

5.2    (a)   Provided that DOW has meet its obligation to secure an annual capacity of [**] by the date set forth in the notice described above, then during Calendar Year 2002, GELTEX shall be obligated to purchase from DOW, either itself or through its Affiliates, the maximum amount of Product that DOW can produce in such Calendar Year up to [**].

       (b) In Calendar Year 2003, GELTEX shall be obligated to purchase, either itself or through its Affiliates, [**] of Product from DOW.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

       (c) In the event that GELTEX reasolably anticipates it will need to purchase more than [**] of Product during Calendar Year 2002 or Calendar Year 2003, DOW and GELTEX will meet and determine how to supply the Product requirements of GELTEX. DOW shall not not have an obligation to supply Product to GELTEX in excess of [**] per Calendar Year, nor shall GELTEX have an obligation to purchase from DOW more than [**] during such Calendar Years.

       (d) In the event that this Agreement continues beyond 2003, GELTEX shall be obligated to purchase from DOW, either itself or through its Affiliates, a minimum of [**] per Calendar Year.

       (e) If GELTEX, either itself or through its Affiliates, does not place purchase orders for the quantities it is required to purchase during any Calendar Year, then GELTEX shall be obligated to pay to DOW an amount as if GELTEX had purchased from DOW the full quantity it is required to purchase for that Calendar Year. Notwithstanding the above, should this Agreement terminate primr to the end of a Calendar Year for any reason, then the amount that GELTEX shall be obligated to purchase in the Calendar Year in which the termination is effective shall be pro-rated for the period of the Camendar Year in which the Agreement was in effect.

5.3    (a)   GELTEX shall use reasonable commercial efforts to purchase Product evenly during the course of any given Calendar Year during the term of this Agreement. To this end, forty-five (45) days prior to each Quarter, GELTEX shall provide a non-binding written forecast to DOW stating the amount of the Product GELTEX and its Affiliates reasonably anticipate purchasing from DOW for each of the next eight Quarters broken out by Month.

       (b) Firm purchase orders for Product shall be placed by GELTEX and/or its Affiliates within five (5) business days of the end of the Month preceding the Month in which GELTEX expects shipment of the Product. The firm purchase orders may differ from the forecast provided by GELTEX; PROVIDED, HOWEVER, that DOW shall not be obligated to supply GELTEX and/or its Affiliates in any given Month amounts of Product in excess of [**] of the amount provided for such Month in the most recent Quarterly forecast provided by GELTEX.

       (c) Each firm purchase order shall include (i) the quantity of Product to be purchased; (ii) the requested delivery date(s) therefore; (iii) any relevant shipping instructions; and (iv) any other information dictated by the circumstances of the order. DOW shall accept purchase orders issued to it by GELTEX that are within the amounts allowed by the restrictions set forth in 5.2(c) and 5.3(b) above within five (5) days after receipt of such purchase order. DOW shall use commercially reasonable efforts to ship product to GELTEX in accordance with the terms of the purchase order.

5.4 The parties recognize that detailed and continuing exchanges of information shall be necessary in order to optimize the administration of this Agreement and DOW's sale

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of Product to GELTEX- consistent with their respective rights and responsibilities under this Agreement. To that end, each party shall notify the other of the individual representative or representatives responsible for exchanging information and for resolving issues which arise affecting the production of Product by DOW for sale to GELTEX. The designated representatives of GELTEX and DOW shall conduct a planning meeting at least once per month to address issues which shall arise under this Agreement, including allowing DOW the ability to efficiently meet GELTEX's purchase needs. Other topics of discussion between the parties may include DOW manufacturing, selling and delivering products in addition to the Product to GELTEX under an amendment to this Agreement or under separate terms and conditions to be mutually agreed upon by the parties.

ARTICLE 6 - PRICES FOR PRODUCT

6.1    (a)   Subject always to the payment obligations of GELTEX for Product contained in Section 5.2(e) and to the provisions of Section 8.2, GELTEX shall pay [**] for Product purchased during Calendar Years 2002 and 2003. However, should GELTEX and its Affiliates, combined, purchase more than [**] in either 2002 or 2003, then the price for quantities of Product above [**] shall be $[**]. The preceeding sentence is intended to cover circumstances in which more than [**] of Product is produced by DOW with the [**] capacity expansion discussed in Section 5.2(a) above. In the event that GELTEX and DOW agree to further expand the capacity of the DOW facility beyond [**], then the purchase price for the additional quantities of Product produced by such additional capacity expansion shall be negotiated between the parties.

       (b) GELTEX and DOW acknowledge that the capacity expansion being conducted under this Agreement may enable DOW to produce and sell to GELTEX in Calendar Year 2001 quantities of Product in excess of the [**] contemplated by the Extension Agreement. The parties agree that the price for quantities of Product above [**] purchased by GELTEX and its Affiliates during Calendar Year 2001 shall be $[**].

       (c) The Product pricing in Sections 6.1(a) assumes a [**] purchase price of [**] per Kg. If [**] pricing is different, then the Product pricing will be adjusted accordingly.

6.2    (a)   Subject always to the payment obligations of GELTEX for Product contained in Section 5.2(e), and except as otherwise provided in Section 6.1, DOW and GELTEX shall commence discussions regarding the price for Product for 2004, and each Calendar Year thereafter in September of the preceding Calendar Year. The parties agree to negotiate in good faith to set the Product price for each Calendar Year following 2003. If, during any Calendar Year during the term of this Agreement, DOW and GELTEX cannot agree on Product pricing, then the Product pricing for the Calendar Year in question shall equal the Product pricing for the immediately preceding Calendar Year.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7 - DELIVERY, TITLE, TRANSPORTATION

7.1 Title to, and risk of loss for, Product shall transfer to GELTEX upon delivery by DOW to a common carrier acceptable to DOW and GELTEX.

7.2 Product shall be shipped in mutually acceptable types and sizes of packaging or other shipping containers. The method of shipment shall be by a mutually agreed common carrier. GELTEX will pay all freight, which shall be invoiced separately to GELTEX. Emergency response for any emergencies or other incidents occurring during transit shall be the responsibility of GELTEX.

ARTICLE 8 - INVOICES AND PAYMENT

8.1    DOW shall invoice GELTEX for Product as such Product is shipped.

8.2 Payment terms are net thirty (30) days from date of invoice. In the event that payment for an outstanding invoice is made within ten (10) days of its receipt, then the amount of such invoice shall be reduced by [**]. Invoices past due bear interest calculated per annum from the due date to the date if actual payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Morgan Guaranty Trust Company of New York, plus two percent (2%), but in no case higher than the maximum rate permitted by applicable law.

ARTICLE 9 - WARRANTIES OF GELTEX

9.1 GELTEX warrants that, with regard to the Product, it shall comply with all applicable laws, including but not limited to the FFDCA and rules and regulations promulgated by the FDA.

ARTICLE 10 - LIMITED WARRANTY

SUBJECT TO THE LIMITATIONS OF ARTICLES 10, 11 and 12, DOW warrants that, at the time of delivery, the Product supplied by DOW shall (a) meet the Specification for the Product; (b) be conveyed with good title, free from any lawful security interest, lien or encumbrance; (c) be manufactured in accordance with current GMPs and all other applicable regulatory requirements; and (d) not be adulterated or misbranded within the meaning of the FFDCA; provided, however, DOW shall not be liable for misbranding which is due to any labeling, instructions or package insert text provided to DOW by GELTEX.

ARTICLE 11 - DISCLAIMER OF WARRANTIES

THE LIMITED WARRANTIES CONTAINED IN ARTICLE 10 OF THIS AGREEMENT ARE DOW'S SOLE WARRANTIES WITH RESPECT TO THE

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

PRODUCT AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE.

ARTICLE 12 - INSPECTION AND NOTICE OF CLAIMS

Promptly upon receipt of each batch of Product, GELTEX shall inspect, analyze and test the Product for any damage, defect or shortage and promptly shall notify Dow whether Product conforms to Specifications. EXCEPT WHERE DOW HAS PROVIDED WARRANTIES UNDER THIS AGREEMENT, ALL CLAIMS BY GELTEX SHALL BE DEEMED WAIVED UNLESS MADE BY GELTEX IN WRITING AND RECEIVED BY DOW WITHIN SIXTY (60) DAYS OF THE RECEIPT OF THE PRODUCT PROVIDED THAT FOR ANY CLAIM WHICH IS NOT READILY DISCOVERABLE WITHIN SUCH 60-DAY PERIOD SUCH CLAIM SHALL BE DEEMED WAIVED UNLESS MADE BY GELTEX IN WRITING AND RECEIVED BY DOW WITHIN THREE HUNDRED SIXTY
(360) DAYS AFTER RECEIPT OF THE PRODUCT OR WITHIN THIRTY (30) DAYS AFTER GELTEX LEARNS OR SHOULD HAVE BEEN REASONABLY AWARE OF FACTS WHICH SHOULD HAVE GIVEN RISE TO SUCH CLAIM, WHICHEVER FIRST OCCURS.

ARTICLE 13 - LIMITATION OF REMEDIES AND LIABILITY

13.1 EXCEPT AS TO SECTION 15.1 AND SECTION 14.4, GELTEX'S EXCLUSIVE REMEDY AND DOW'S TOTAL LIABILITY TO GELTEX FOR CLAIMS FOR PRODUCT DELIVERED UNDER THIS AGREEMENT IS EXPRESSLY LIMITED AS FOLLOWS: GELTEX HAS THE OPTION OF REPLACEMENT OF, OR REPAYMENT OF THE PRICE PAID FOR, THE PRODUCT WITH RESPECT TO WHICH DAMAGES ARE CLAIMED. GELTEX WAIVES ALL OTHER CLAIMS BY GELTEX AGAINST DOW FOR PRODUCT DELIVERED UNDER THIS AGREEMENT.

13.2 NEITHER DOW NOR GELTEX SHALL BE UNDER ANY LIABILITY TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

13.3 The provisions of this Article 13 shall survive any termination of this Agreement.

ARTICLE 14 - INTELLECTUAL PROPERTY

14.1 DOW Know-How is owned by DOW. GELTEX has provided DOW with Analytical Information concerning the manufacture and packaging of the Product. Analytical Information is owned by GELTEX. GELTEX grants to DOW a non-exclusive, non-transferable, royalty-free license to use Analytical Information in order to manufacture Product for GELTEX and its Affiliates.

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14.2   GELTEX will provide DOW with reasonable access to knowledgeable people to consult with DOW on the implementation of Analytical Information. Such consultations shall be free of charge and shall occur at mutually agreeable times and places (either at the DOW Facility or a facility owned and/or operated by GELTEX).

14.3 GELTEX warrants either (a) there is no patent or copyright covering any Product or the Analytical Information used by DOW to produce Product or (b) GELTEX has a right to have Product made by DOW, and to have DOW use the Analytical Information used to produce Product. GELTEX assumes all responsibility for use of any design, trademark, trade name, copyright or part thereof, appearing on the Product at GELTEX's request. GELTEX will indemnify, defend and hold harmless DOW from and against any and all costs and expenses (including reasonable attorneys' fees) arising from Claims based on the representations and warranties of GELTEX in this Section 14.3.

14.4 DOW warrants that it has the right to use DOW Know-How to produce Product. DOW will indemnify, defend and hold harmless GELTEX from and against any and all costs and expenses (including reasonable attorneys' fees) arising from Claims based on the representation and warranty of DOW in this Section 14.4.

14.5 DOW and GELTEX recognize that detailed information, including but not limited to Analytical Information and DOW Know-How, must be exchanged in order to optimize the administration of this Agreement and the manufacture and sale of Product by DOW to GELTEX, consistent with the respective rights and obligations of DOW and GELTEX under this Agreement. Each party shall deliver to the other such information as expeditiously as possible in order to manufacture Product in the quantities defined in Article 5.

14.6 DOW shall retain all right, title and interest in, and GELTEX shall have no right to, DOW Know-How (except pursuant to the Research Service Agreement) and in any software, hardware, firmware and other information management and control systems, including, without limitation, business, research and manufacturing control and information management systems (such as computers, computer programs and other computer related technology), and information, plans, technical data, ideas, discoveries, works of authorship, patentable and unpatentable inventions, know-how, process improvements, procedures, specifications, engineering drawings, equipment, packaging etc. that relate to software, hardware, firmware and other information management and control systems, resulting from DOW's efforts under this Agreement.

14.7 Any improvements, technology or other know-how developed by DOW outside of the provisions of the Research Service Agreement (including, but not limited to, improvements, technology or other know-how developed by DOW in the course of manufacturing Products under this Agreement) shall be owned by DOW and shall not be subject to the terms and conditions of the Research Service Agreement.

14.8 The provisions of this Article 14 shall survive termination of this Agreement.

ARTICLE 15 - INDEMNITY

15.1 DOW shall indemnify, defend and hold GELTEX harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorneys' fees) incurred by, or rendered against, GELTEX arising out of any damage to the environment or damage to natural resources at the DOW Facility or a facility/location chosen by DOW for its disposal of Wastes generated by DOW in connection with DOW's performance of this Agreement provided, however, GELTEX shall give DOW notice in writing as soon as practicable of any such claim or lawsuit and shall permit DOW to undertake the defense thereof at DOW's expense. For purposes of this Section 15.1, "liabilities, claims, demands, damages, costs, expenses or money judgments" shall include assertions involving federal, state and local laws, regulations and ordinances, including, but not limited to, CERCLA and RCRA, or comparable and applicable state statutes. DOW has no obligation to indemnify GELTEX (including under common law) except as specifically set forth in this Section
15.1 and as provided in Section 14.4.

15.2   GELTEX shall cooperate in any defense DOW undertakes pursuant to Section
15.1 by providing access to witnesses and evidence available to GELTEX. GELTEX shall have the right to participate in any defense to the extent that, in its judgment, GELTEX may be prejudiced thereby.

15.3 In any claim or suit in which GELTEX sEeks indemnification by DOW, GELTEX shall not settle, offer to settle or admit liability or damages in any such claim or suit without the consent of DOW.

15.4 Inasmuch as DOW shall be manufacturing Product pursuant to Specifications provided by GELTEX, except as specifically set forth in Section 15.1, GELTEX shall be responsible for any and all property damage or personal injury (including death) with regard to the Product or raw materials used to manufacture the Product by DOW for GELTEX under this Agreement. GELTEX shall indemnify, defend and hold DOW harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorneys' fees) incurred by or rendered against DOW for property damage, personal injury, sickness, disease or death or other damages which arise out of the following: (a) except as specifically set forth in Section 15.1, the manufacture of the Product according to Specifications and the use of raw materials specified by GELTEX in the manufacture of the Product unless caused by the gross negligence or willful misconduct of DOW; (b) after delivery of the Product by DOW to GELTEX (or GELTEX's designee), the handling, storage, testing, transportation, promotion, distribution, sale, use, treatment or disposal of the Product (including other goods which incorporate Product as a component) unless caused by the gross negligence or willful misconduct of DOW; or (c) GELTEX visits to the DOW Facility unless caused by the gross negligence or willful misconduct of DOW; or (d) alleged design, trademark, trade name or copyright infringement resulting from the use of any design, trademark, trade name, copyright or part thereof, appearing on the Product at GELTEX's request; or (e) patent or copyright infringement based on the use by DOW of the Analytical Information in the manufacture, sale or use of the Product made for GELTEX pursuant to this Agreement. DOW shall give GELTEX notice in writing as soon as practicable of any such claim or lawsuit and shall permit GELTEX to undertake the defense thereof at GELTEX's expense.

15.5   DOW shall cooperate in such defense undertaken by GELTEX pursuant to
Section 15.4 by providing access to witnesses and evidence available to DOW. DOW shall have the right to participate in any defense to the extent that, in its judgment, DOW may be prejudiced thereby.

15.6 In any claim or suit in which DOW seeks indemnification by GELTEX, DOW shall not settle, offer to settle or admit liability or damages in any such claim or suit without the consent of GELTEX.

15.7 The provisions of this Article 15 shall survive any termination of this Agreement.

ARTICLE 16 - INSURANCE

16.1 At all times while the Agreement is in effect, GELTEX will procure and maintain, at its own expense and for its own benefit, Comprehensive/Commercial General Liability Insurance (including contractual liability, products liability, and completed operations) with a bodily injury, death, and property damage combined single limit of $5,000,000 per occurrence. The scope of this coverage is to be occurrence form, equivalent to standard ISO forms (e.g., 1996 Commercial General Liability ISO occurrence policy form # CG 00 01 01 96, etc.) with no limiting modifications.

16.2 GELTEX will furnish DOW a certificate(s) from an insurance carrier (having a minimum AM Best rating of A) showing all insurance set forth above. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to all contracts between The Dow Chemical Company and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to DOW." The insurance, and the certificate(s), will (1) name DOW (including DOW's officers, directors, employees, affiliates, agents, successors, and assigns) as additional insureds with respect to matters arising from this Agreement, (2) provide that such insurance is primary to any liability insurance carried by DOW, and (3) provide that underwriters and insurance companies of GELTEX may not have any right of subrogation against DOW (including DOW's officers, directors, employees, affiliates, agents, successors, and assigns). The insuran#e will contain an ordinary deductible. Failure of any of the terms and conditions of this Article 16 will be considered a material breach under this Agreement.

ARTICLE 17 - DOW FACILITY

17.1 In DOW's performance of its obligations under this Agreement, DOW retains the obligations to fully comply with all applicable federal, state and local laws and regulations which are in effect at the time, including FFDCA, and all applicable regulations promulgated by the FDA thereunder. DOW retains the sole right and authority to make all decisions with respect to the construction, maintenance and operation of DOW's Facility. Without limiting DOW's obligations, GELTEX acknowledges that it may have certain independent obligations in order for GELTEX to be in compliance with laws, rules and regulations applicable to GELTEX.

17.2 The DOW Facility is registered with the FDA pursuant to Section 510 of FFDCA. DOW agrees to maintain a valid FDA Establishment Number for the DOW Facility. DOW shall keep and maintain records as required by all applicable federal, state and local laws and regulations including, but not limited to FFDCA. DOW shall prepare and submit all reports that DOW is required by applicable federal, state and local laws and regulations to submit. DOW shall provide GELTEX with a copy of any such reports. DOW shall promptly notify GELTEX of any incidents involving the raw materials, packaging materials or Product involving DOW's performance under this Agreement or of any actions or inspections by the FDA relating to the manufacture of the Product. DOW retains exclusive ownership and responsibility of all DOW Facility materials, reports and records.

ARTICLE 18 - PRODUCT STEWARDSHIP

18.1 GELTEX acknowledges that it has requested DOW to contract manufacture Product for GELTEX pursuant to instructions and specifications provided to DOW by GELTEX. GELTEX represents that it has used its own independent skill and expertise in connection with the design, selection and use of the Product (including other goods which incorporate Product as a component) and that it possesses skill and expertise in the handling, storage, transportation, treatment, use and disposal of the Product (including other goods which incorporate Product as a component). GELTEX shall accept and agree to be bound by appropriate product stewardship guidelines, including but not limited to: (a) responsibility for providing Material Safety Data Sheets, (b) following safe handling, use, selling, storage, transportation, treatment and disposal practices (including special practices as GELTEX's use of the Product requires) and instruct its employees, contractors (including DOW), agents and customers in these practices (including the information contained in the most current Material Safety Data Sheet), (c) taking appropriate action to avoid spills or other dangers to persons, property or the environment, and (d) understanding and complying (and has complied) with all applicable governmental statutes, rules, regulations and ordinances including, without limitation, those promulgated by the FDA and EPA.

18.2 DOW shall report to GELTEX, in writing and as promptly as practicable, any complaints it receives concerning the Product, including any regulatory complaints. GELTEX shall be responsible for handling such complaints, and DOW shall cooperate to the extent reasonably requested by GELTEX. GELTEX shall promptly disclose to DOW any information which becomes available to it relating to alleged side effects, toxicity or other adverse effects allegedly caused by the Product (including other goods which incorporate Product as a component).

ARTICLE 19 - FORCE MAJEURE

19.1 The performance of the party impacted by a Force Majeure Event, other than for payment for Product already delivered, under this Agreement is delayed, without liability, for the duration of a Force Majeure Event.

19.2 The party whose performance is affected by a Force Majeure Event shall give prompt notice to the other party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. Each party has full management discretion in dealing with its own labor issues, and in determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other party is involved in a strike, work stoppage or slowdown condition.

19.3 DOW may, during any period of shortage of raw materials (including energy or other utilities), waste handling capability, labor, or Product due to force majeure as defined in this Agreement, in DOW's discretion allocate its supply of such raw materials (including energy or other utilities), waste handling capability, labor and Product among the various uses therefore in any manner. DOW shall have no obligation to obtain Product, or raw materials (including energy or other utilities) from a third party in order to supply DOW's excused contractual shortfall. The Product, or raw materials (including energy or other utilities) obtained by DOW from a third party solely for DOW's internal use are not subject to allocation.

ARTICLE 20 - EARLY TERMINATION

20.1 Either party is entitled (without prejudice to its other rights and remedies under this Agreement) to terminate this Agreement upon (a) written notice at any time if the other party breaches a material obligation under this Agreement and such breach has not be remedied within thirty (30) days after the non-breaching party provides written notice of such breach to the breaching party or (b) written notice by the party not affected by a Force Majeure Event to the party affected by the Force Majeure Event if a Force Majeure Event lasts for more than sixty (60) days. Further, either party shall be deemed to have breached this Agreement in the event such party (a) voluntarily or involuntarily enters a bankruptcy or similar proceeding; (b) passes a resolution for winding up its business or a Court makes an order to that effect (otherwise than for the purpose of amalgamation or reconstruction); or (c) a receiver is appointed in respect of substantially all of its assets.

20.2 DOW shall incur certain design, engineering and construction costs at the DOW Facility in order to expand its capacity to [**] for the manufacture the Products. If this Agreement is terminated by DOW, pursuant to Section 20.1, then, within thirty (30) days of such termination, GELTEX shall pay to DOW an amount equal to the costs for which GELTEX was responsible hereunder which were not already reimbursed by GELTEX for the capacity expansion of the DOW Facility up to and including the date of the notification of termination; PROVIDED, HOWEVER, that DOW shall use commercially reasonable efforts to reduce such design, engineering, construction and other associated costs. If this Agreement is terminated by GELTEX, pursuant to Section 20.1, then GELTEX shall have no obligation to pay for such design, engineering, construction and other associated costs.

ARTICLE 21 - ASSIGNMENT

This Agreement is not assignable or transferable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld.

ARTICLE 22 - NOTICE

Any notice to be given under this Agreement shall be in writing and shall be deemed given when received and may be sent by mail, express courier or facsimile to:

If to GELTEX:

C/o Genzyme Corporation
15 Pleasant Street Connector
P.O. Box 9322
Framingham, MA  01701
Attn: James Shuman,
Vice President, Materials

Fax (508) 271-3942

With a copy to:

GelTex Pharmaceuticals, Inc.
153 Second Avenue
Waltham, MA  02451
Attn: Elizabeth A. Grammer
Senior Corporate Counsel

Fax (781) 895-4982

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

If to DOW:

The Dow Chemical Company
Michigan Operations
574 Building
Midland, MI 48674
Attn: Business Director, Pharma Services

Fax 41-1-728-2020

With a copy to:

The Dow Chemical Company
100 Larkin Center
Midland, MI 48674
Attn: Stephen Zier, Counsel

Fax:  (989) 636-5523

Either party may change its location or facsimile number to receive notices upon ten (10) days prior written notice.

ARTICLE 23 - PLANT VISITS

23.1 Subject to safety and confidentiality limitations and to the provisions of the TDCC Know-How Agreement entered into between DOW and GELTEX on December 22, 1999, DOW shall permit representatives of GELTEX to visit the DOW Facility for the purpose of reviewing the manufacture and testing of the Product and related batch records and of conducting compliance audits associated with GMPs and other FDA regulations. Employees of GELTEX who enter onto DOW premises must comply with DOW's safety, security and confidentiality requirements. GELTEX must give DOW reasonable notice of any proposed visit to the DOW Facility and identify the individuals who shall be in attendance. DOW is entitled to approve the individuals who shall visit; however, DOW's approval may not be unreasonably withheld. GELTEX may not designate contractors for such visits without the prior written consent of DOW. All visits shall be during normal business hours on Work Days. DOW may inspect any documents, vehicles, or containers entering or leaving DOW premises. Each employee and other approved representatives of GELTEX who visit the DOW Facility, or other DOW premises, must fully comply with the respective site's standard access requirements.

23.2 During normal business hours on Work Days, DOW shall allow governmental inspectors (such as inspectors from the FDA or EPA) acting pursuant to statutory authority to inspect the DOW Facility in connection with the production of Product and to review required documentation, provided that such inspectors comply with DOW's safety, security and confidentiality requirements. All governmental inspectors to conduct an inspection of DOW Facility shall be subject to the reasonable approval of DOW prior to the inspection.

ARTICLE 24 - CONFIDENTIALITY OF INFORMATION

24.1 Each of DOW and GELTEX will receive Proprietary Information in order to fulfill its respective obligations under this Agreement. Any Proprietary Information should be marked as such. Information not marked as Proprietary Information but which the party receiving it reasonably should recognize as Proprietary Information shall be deemed to be Proprietary Information. Each party shall use reasonable efforts to retain the other party's Proprietary Information in confidence and not disclose the same to any third party nor use the same, except as expressly permitted. Excepted from these obligations of confidence and non use is that information which:

       (a) is available, or becomes available, to the general public without fault of the receiving party;

       (b) was in the possession of the receiving party on a non-confidential basis prior to receipt of the same from the disclosing party;

       (c) is obtained by the receiving party without an obligation of confidence from a third party who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing party;

       (d)   the receiving party is legally required to disclose; or

       (e)   is independently developed by the receiving party.

For the purpose of this Section 24.1, a specific item of Proprietary Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party.

24.2 Notwithstanding the provisions of 24.1(d), if the receiving party becomes legally compelled to disclose any of the disclosing party's Proprietary Information, the receiving party shall promptly advise the disclosing party of such Proprietary Information in order that the disclosing party may seek a protective order or such other remedy as the disclosing party may consider appropriate in the circumstances. The receiving party shall disclose only that portion of the disclosing party's Proprietary Information which it is legally required to disclose.

24.3 All Proprietary Information in whatever form, other than Proprietary Information consisting of DOW Program Technology (as defined in the Research Service Agreement) or DOW Know-How licensed to GELTEX pursuant to the Research Service Agreement, shall be returned to the disclosing party upon termination of this Agreement, without retaining copies thereof except that one copy of all such Proprietary Information may be retained by the other party's legal department solely for the purposes of policing this Agreement. Upon termination of this Agreement, GELTEX shall be permitted to retain copies of all DOW Program Technology (as defined in the Research Service Agreement) and DOW Know-How licensed to GELTEX pursuant to Research Service Agreement.

24.4 The obligation of confidentiality under this Article 24 shall survive for five (5) years following the expiration or termination of this Agreement.

ARTICLE 25 - EXPORT CONTROL OF TECHNICAL DATA

The parties acknowledge their obligations to adhere to the United States export laws and regulations, such as Export Administration Regulations, International Traffic in Arms Regulations and regulations promulgated by the Office of Foreign Assets Control and the parties agree to adhere to such laws and regulations.

ARTICLE 26 - TAXES

GELTEX shall pay to DOW (a) any applicable sales, use, gross receipts, or value-added tax that is imposed as a result of, or measured by, the sales, and
(b) the amount of any and all other governmental taxes, duties and/or charges of every kind, excluding any income tax imposed upon DOW, that is hereafter imposed or increased, and which DOW may be required to pay with respect to the production, sale or transportation of Product, with respect to any material used in the manufacture thereof.

ARTICLE 27 - INDEPENDENT CONTRACTOR

DOW is an independent contractor, with all the attendant rights and liabilities, and not an agent or employee of GELTEX. The relationship between DOW and GELTEX shall not constitute a partnership, joint venture or agency. Any provision in this Agreement, or any action by GELTEX, which may appear to give GELTEX the right to direct or control DOW in performing under this Agreement means DOW shall follow the desires of GELTEX in results only. Neither party shall have the authority to make any statements, representations or commitments of any kind, or take any action, which shall be binding on the other, without the prior written consent of the other party.

ARTICLE 28 - SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason, and to any extent, be held to be invalid or unenforceable under applicable law, such provision shall be deemed limited or modified to the extent necessary to make the same valid and enforceable under applicable law. Any invalid or unenforceable provision shall be replaced with such new provision which shall allow the parties to achieve the intended economic result in a legally valid and effective manner.

ARTICLE 29 - NON-WAIVER OF DEFAULTS

Any failure by either party at any time to enforce or require strict keeping and performance of any of the terms or conditions of this Agreement shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.

ARTICLE 30 - CREDIT

If GELTEX fails to pay any invoice in accordance with the terms of this Agreement, DOW may defer shipments, alter payment terms or cancel this Agreement. If GELTEX's financial responsibility becomes unsatisfactory to DOW and DOW deems itself insecure, DOW may accelerate the due date and demand immediate payment on any outstanding invoice for Product, or may require cash payments or satisfactory security for future deliveries. GELTEX agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by DOW in the collection of any sum payable by GELTEX to DOW, or in the exercise of any remedy.

ARTICLE 31 - GOVERNING LAW

The interpretation, validity and performance of this Agreement shall be governed by Michigan law, including Michigan's adaptation of the Uniform Commercial Code, without regard to Michigan's conflict-of-law rules.

ARTICLE 32 - HEADINGS

The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning.

ARTICLE 33 - ENTIRE AGREEMENT

This Agreement constitutes the full understanding of the parties, and is a final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject matter of this Agreement. All representations, offers, and undertakings, of the parties made prior to the effective date of this Agreement are merged in this Agreement. All amendments or modifications to this Agreement must be in writing, identified as an Amendment to this Agreement and signed by an authorized representative of each party.

ARTICLE 34 - ARBITRATION

34.1 Any Claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, the validity of the provisions of this
Article 34, but excluding any Claim regarding technology or patents, shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association as amended and in effect January 1, 1990 (the "Rules"), except as such Rules are modified by this Article 34.

34.2 Any arbitration pursuant to this Article 34 shall occur before a panel of three (3) arbitrators. Each of DOW and GELTEX shall select one arbitrator within thirty (30) days of the notice of arbitration. The two arbitrators so selected then shall have thirty (30) days to select a third arbitrator from a list of potential arbitrators provided by the American Arbitration Association. If the two arbitrators cannot select a third arbitrator within the thirty-day period, then the American Arbitration Association shall select the third arbitrator. The third arbitrator, regardless of how selected, shall chair the arbitration panel.

34.3 Any arbitration pursuant to this Article 34 shall take place at the offices of the American Arbitration Association in New York, New York, or at such other offices in New York, New York, as the American Arbitration Association may stipulate. The arbitration shall be in English. Each party shall bear its respective costs (including travel costs, witness and attorneys' fees) relating to the arbitration. Each party shall bear an equal portion of the actual arbitration costs including, but not limited to, arbitrator's fees and administrative fees of the American Arbitration Association.

34.4 Not less than sixty (60) days from the date of any arbitration proceeding under this Article 34, each party will provide to the other a list of the witnesses that it intends to produce. The other party, at its expense, shall have the opportunity to take the deposition of such witnesses prior to the arbitration. In addition, not less than forty-five (45) days prior to the arbitration date, each party shall provide to the other copies of the evidence intended for use during the arbitration. Not less than ten (10) days before the arbitration date, the parties may move the arbitration panel to exclude certain evidence, setting forth the grounds for such request. The arbitrators shall decide on any such motions in accordance with applicable law.

34.5 The arbitrators shall issue a written opinion, setting forth their decision and its legal and factual basis. The opinion of the arbitrators shall be binding upon the parties absent manifest error in the understanding of the facts or the interpretation of applicable law.

34.6 Anything in this Article 34 to the contrary notwithstanding, prior to initiating any arbitration, a party to this Agreement may seek an injunction, temporary restraining order, or other similar temporary relief, from a court of competent jurisdiction in order to protect the assets that are the subject of dispute.

The parties have caused this Agreement to be executed by their duly authorized representatives.


GELTEX PHARMACEUTICALS, INC.                   THE DOW CHEMICAL COMPANY


By: /s/ Timothy Noyes                          By: /s/ George J. Biltz
   -------------------------------                ------------------------------

Name: Timothy Noyes                            Name: GEORGE J. BILTZ
     -----------------------------                  ----------------------------

Title: SVP & General Manager                   Title: VP CUSTOM & FINE CHEMICALS
      ----------------------------                   ---------------------------

Date: 9-11-01                                  Date: 18 SEPT. 01
     -----------------------------                  ----------------------------

GENZYME CORPORATION, the parent of GELTEX PHARMACEUTICALS, INC., hereby guarantees the performance by GELTEX PHARMACEUTICALS, INC. of its obligations hereunder.


GENZYME CORPORATION

By:   /s/ M Bamforth
     ----------------------------

Name:  M Bamforth
     ----------------------------

Title: SVP - CORPORATE OPERATIONS
      ---------------------------

Date: 9/11/01
     ----------------------------

                                   SCHEDULE 1

                             PRODUCT SPECIFICATIONS

TEST                           METHOD         SPECIFICATION

                                [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                                  1ST AMENDMENT
                        CONTRACT MANUFACTURING AGREEMENT

THIS AMENDMENT NUMBER 1 dated as of May 15, 2002 (the "1st Amendment") is made by and between The Dow Chemical Company, a Delaware corporation ("Dow") and GelTex Pharmaceuticals, Inc., a Massachusetts corporation ("GelTex"). The parties wish to amend the Contract Manufacturing Agreement they entered into effective September 4, 2001 ("Agreement") as hereafter set forth. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Agreement.

                                    RECITALS

WHEREAS, Dow and GelTex have previously entered into the Agreement whereby Dow, in connection with its obligation to manufacture and supply Product to GelTex, maintains an annual Product manufacturing capacity level at the Dow Facility of [**];

WHEREAS, GelTex may desire to purchase up to an additional [**] or more of Product annually above the current [**] plant capacity and Dow has estimated it can add the additional capacity by removing plant bottlenecks at a cost of $[**]; and

WHEREAS, GelTex has agreed to pay the $[**] to Dow and Dow expects to complete the capacity expansion by the end of May 2002.

NOW THEREFORE, in consideration of the premises and of the covenants herein contained, Dow and GelTex hereby agree as follows:

   1. GelTex shall make a lump sum cash payment to Dow in the amount of $[**] USD and Dow agrees to use the money for removing bottlenecks in the production of Product at the Dow Facility in order to expand the annual plant capacity to approximately [**]. Dow will use commercially reasonable efforts to ensure that the additional annual [**] of capacity is operational by June 1, 2002.

   2. If so requested by GelTex, Dow agrees to produce an annualized quantity of [**] of Product during 2002, prorated for the period of time during 2002 prior to the introduction of the increased capacity. If so requested by GelTex, Dow agrees to produce [**] of product during 2003. GelTex shall not be obligated to purchase more than [**] of Product during 2002 and 2003.

   3.  During calendar years 2002 and 2003:

       A) The price for Product quantities in excess of [**] up to [**] shall be $[**], subject to adjustment based upon the decrease in the cost of the [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

          as described in Section 6.1(c) of the Agreement; and

       B) The price for Product quantities in excess of [**] shall be $[**], with no adjustment to be made for the actual cost of the [**].

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 1 to be executed by their duly authorized representatives effective as of the date set forth above.

       THE DOW CHEMICAL COMPANY

       By: /s/ George J. Biltz
          --------------------------------

       Name: GEORGE J. BILTZ
            ------------------------------

       Title: V.P CUSTOM & FINE CHEMICALS
             -----------------------------


       GELTEX PHARMACEUTICALS, INC.

       By: /s/ Timothy Noyes
          --------------------------------

       Name: Timothy Noyes
            ------------------------------

       Title: President
             -----------------------------

                                   Page 2 of 2

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.